EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Provides Preliminary Update for Third Quarter 2009 and Schedules Earnings Conference Call
PLANO, Texas — October 9, 2009 — Interphase Corporation (NASDAQ: INPH), a leading global provider of building blocks, subsystems, and gateway appliance solutions for converged communications networks, today announced that it expects to report revenues of approximately $4.3 million to $4.4 million and a net loss of approximately $2.1 million to $2.5 million for the third quarter 2009. Based on these expectations, the Company expects to report revenues of approximately $20. 9 million to $21.0 million and a net loss of approximately $1.3 million to $1.7 million for the nine months ended September 30, 2009. These results are based on preliminary information and remain subject to the completion of the Company’s accounting close process and review by the Audit Committee of the Board of Directors. The Company is scheduled to announce its third quarter 2009 financial results on Thursday October 22, 2009, after market close.
“We are extremely disappointed with the significant revenue shortfall for the quarter”, said Gregory B. Kalush, CEO and President of Interphase. “The slowdown in telecommunications spending at our top customer accounts resulted in a more significant reduction in revenue than we expected. We are hopeful that this fall off in demand is only a temporary phenomenon. It is very difficult to determine when we will return to our trajectory of revenue growth and profitability because of continuing uncertainty in today’s telecommunications market. We remain optimistic, however, about the longer term growth prospects of Interphase as we anticipate the recovery of the traditional rate of consumption for our products, and begin to see the benefit of new design wins and our pursuit of adjacent markets for additional growth opportunities.”
The Company has not historically issued preliminary financial results. However, in light of the disparity between the Company’s third quarter 2009 financial results and its first and second quarter 2009 financial results, the Company believes that providing preliminary financial results at this time is in the best interest of its shareholders. The Company does not intend to make this a practice and will generally not provide preliminary results in future periods.

A conference call is scheduled for Thursday, October 22, 2009 at 4:30 p.m. CT to discuss the results. You may listen to the call on a live webcast available on the Company’s Web site (www.iphase.com), or you may participate in the call by dialing 1-866-630-4674 to request the dial-in information for the conference call.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) delivers solutions for network connectivity, interworking, and packet processing for key applications for the communications, Mil/Aero, and enterprise markets. Founded in 1974, Interphase provides expert customization services and contract manufacturing in addition to its COTS portfolio, and plays a leadership role in next generation AdvancedTCA® (ATCA), AdvancedMC™ (AMC), PCI-X, and PCI-e standards and solutions. Headquartered in Plano, Texas, Interphase has sales offices across the globe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Hewlett Packard, Nokia-Siemens Networks, Samsung, and Sun Microsystems. Visit www.iphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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